Exhibit 99.3

Consent to Serve as Director

Citizens & Northern Corporation is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of shares of Citizens & Northern Corporation to be issued to shareholders of Covenant Financial, Inc. in connection with the proposed acquisition of Covenant Financial, Inc. by Citizens & Northern Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person to become a director of Citizens & Northern Corporation in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Stephen M. Dorwart

Stephen M. Dorwart